                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                                FEBRUARY 2, 1994
                Date of Report (Date of earliest event reported)



                               NASHUA CORPORATION
             (Exact name of registrant as specified in its charter)



                                    1-5492-1
                            (Commission File Number)



                 DELAWARE                                                 02-0170100
(State or other jurisdiction of incorporation)               (I.R.S. Employer Identification No.)



   44 FRANKLIN STREET, NASHUA, NEW HAMPSHIRE                                03060
    (Address of Principal Executive Offices)                              (Zip Code)


                                 (603) 880-2323
              (Registrant's telephone number, including area code)


                                 NOT APPLICABLE
         (Former name or former address, if changed since last report)

                              ITEMS OF INFORMATION


ITEM 5.  OTHER EVENTS

On February 2, 1994, Nashua Corporation issued the following press release:


                   NASHUA CORPORATION REPORTS FOURTH QUARTER
                              AND YEAR END RESULTS

            COMPANY ANNOUNCES RESTRUCTURING TO REPOSITION NASHUA FOR GROWTH



         NASHUA, N.H., February 2, 1994 -- Nashua Corporation (NYSE:NSH) today announced a net loss from continuing operations for the fourth quarter ended December 31, 1993, of $28.7 million, or $4.52 per share, compared with net income of $2.2 million, or $.35 per share, for the same period in 1992. Results of the fourth quarter of 1993 include pretax restructuring charges totalling $42.5 million ($28.2 million after-tax), or $4.44 per share. These charges principally reflect the Company's decision to channel resources from its Computer Products business to Nashua's other operations to accelerate the Company's growth. Sales for the fourth quarter were $125 million, compared with $145 million in the fourth quarter of 1992. The fourth quarter of 1993 had six fewer days than the comparable 1992 period.

         Additionally, the Company recognized in the fourth quarter of 1993 a previously announced $2.5 million, or $.40 per share, after-tax gain from discontinued operations from the sale of the office systems business to Gestetner PLC.

         In 1992's fourth quarter, Nashua recorded a $900,000 pretax gain relating to the settlement of litigation against the auditors and certain managers and advisors of MiniScribe Corporation, and an $875,000 charge for estimated environmental remediation costs.

         For the year ended December 31, 1993, Nashua reported a net loss from continuing operations of $17.8 million, or $2.80 per share, compared with a loss of $4.8 million or $.76 per share, for the same period in 1992. Results for 1992 reflect the adoption of two new accounting standards which reduced after-tax income by $10.1 million, or $1.60 per share. Also included in 1992 results is a $1.2 million pretax gain on the sale of Maxtor Corporation common shares acquired by Nashua in partial settlement of claims against the bankrupt MiniScribe Corporation. Sales for 1993 were $556 million, compared with $552 million in 1992.




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
         "Over the past five months, we have conducted an extensive evaluation of all our businesses which has allowed us to identify the areas of greatest opportunity for the Company," stated Charles E. Clough, chairman and chief executive officer. "This analysis has led us to the conclusion that we have areas of potential that can only be realized through changes in how we structure our businesses. The actions we are taking are focused on improving our ability to bring high-quality products to market quickly and efficiently. We plan to increase our investment in Nashua's Coated Products and Office Supplies businesses to take advantage of our core competencies while seeking out further opportunities for our Photofinishing business."

         "The evaluation of our businesses included a strategic review of the competitive positions of our Computer Products operations, as well as an analysis of how the risks and opportunities associated with these units affect the Company as a whole," Clough continued. "We have concluded that, while these operations have strengths that would allow them to compete in their respective markets, the resources required to succeed would limit our ability to invest in our other businesses. We have made a strategic decision, therefore, to sell the oxide, diskette and thin-film operations. We have taken a charge against earnings in the fourth quarter to bring the asset values in line with the market as we exit these businesses. Nashua Precision Technologies in Champaign, Illinois, our precision metal-finishing operation, will remain a part of the Company as we seek additional markets for its leading-edge capabilities and technologies."

         In addition to the actions involving Nashua's Computer Products operations, the restructuring plan includes combining of the Coated Products and Office Supplies Groups into a single business unit, and consolidating certain New Hampshire-based functions, including Nashua's corporate headquarters, into existing space in Merrimack, New Hampshire to make better use of the Company's facilities.

         In addition to the charges incurred in the fourth quarter of 1993, Nashua expects to recognize approximately $3.5 million in additional expense in the first half of 1994 in conjunction with an early retirement plan being offered to eligible employees at certain locations. The Company indicated that, upon full implementation of its plans, it expects to realize an annualized benefit in excess of $8 million from these restructuring actions.

         The consolidation of Office Supplies with Coated Products into a new division, the Nashua Commercial Products Group, will better align the Company with its distribution channels and generate significant cost advantages. Nashua also will be increasing its investment in research and development and its capital spending in this new division by 15 percent and 35 percent, respectively, over the combined 1993 totals for the two segments. This higher commitment level will expand Nashua's new product capabilities and increase its quality, efficiency and customer service.

         William E. Mitchell, president and chief operating officer, stated, "The new Nashua Commercial Products Group will have a unified sales and marketing force capable of selling Nashua's full family of products to its customers. The combined operations will be better positioned to take advantage of the synergies present in the markets currently served by the Office Supplies and Coated Products Groups.

         "As part of the redeployment of our resources, we also will be seeking to invest in our Photofinishing Group, which has been a strong performer, to expand its capabilities around the globe," Mitchell further stated. "Nashua has the largest mail-order photofinishing operations in the United States, the United Kingdom, and Canada, and any increased investment will leverage the expertise we have developed in this area."

         Under the announced plan, which includes the Computer Products divestitures, Nashua's work force will be reduced by approximately 850 employees, or 21 percent. Of this total, 675 are employed in Nashua's oxide, diskette and thin-film operations. Nashua will offer early retirement to eligible employees in various locations. Reductions required beyond those relating to the planned exit from the Computer Products businesses are expected to be accomplished through attrition and reductions-in-force.

         The Company discussed its operating results before restructuring and other unusual charges.

         In the Coated Products Group, the Company reported that fourth quarter revenues were flat versus last year's levels, while operating income increased. Operating income rose primarily because of stronger volume in thermal and dry-gummed papers.

         Revenues for the Office Supplies Group declined in the fourth quarter from the prior year period with the segment recording a loss in the 1993 quarter. Lower paper sales to large wholesalers and weak demand from dealers, accounted for the revenue decline. Reduced shipments of remanufactured laser printer cartridges, coupled with disappointing results from Nashua's mail-order office supplies channel, resulted in the loss for the quarter. Management indicated that it expects the current level of performance to continue in these product areas at least through the first quarter of 1994.

         The Company reported higher operating income in the Photofinishing Group in the fourth quarter compared with the same period a year ago, despite a decline in revenues. Lower processing costs, particularly in the U.K., accounted for the income improvement, offsetting the effect of lower volume and a reduced selling price versus last year.

         As the Company previously announced, the Computer Products Group recorded sharply lower revenue in the fourth quarter compared with the prior year. Weak demand for Nashua's thin-film disks and a sharp decline in diskette shipments led to a substantial operating loss in the quarter. In addition, results for 1993's fourth quarter include a charge of approximately $1.1 million for the write-down of thin-film disk inventory.

         Commenting on the Company's fourth quarter performance, Mitchell stated, "Although we were particularly disappointed in the results of the Office Supplies Group in the fourth quarter, we are encouraged by our progress in new product development. We are confident that we will see improvement in this area through 1994 as these products are introduced and gain acceptance in the market.

         "While our 1993 performance in the Coated Products and Photofinishing Groups improved over last year, we have not maximized Nashua's full potential. As we enter 1994, we must capitalize on the opportunities available to us by building on our core strengths: manufacturing expertise, commitment to continuous improvement, emphasis on quality, and excellent financial control. We will bring Nashua to a higher level of performance by developing new strengths that will make us more market-oriented and new product-focused," concluded Mitchell.

         Nashua Corporation provides a diverse mix of products and services including facsimile and thermal papers, pressure-sensitive labels, specialty papers and tapes, copier and laser-printer supplies and mail-order photofinishing services.

         A condensed consolidated statement of income and balance sheet and selected financial information for the Company and subsidiaries are attached.

Condensed Consolidated Statement of Operations
and Retained Earnings
                                                                       (Unaudited)
                                                                 For three months ended                Year Ended
                                                                 -----------------------        -------------------------
                                                                Dec. 31,         Dec. 31,        Dec. 31,        Dec. 31,
                                                                  1993            1992            1993            1992
                                                               ----------      ----------       ---------       ---------
Net sales                                                       $125,051        $145,162        $555,666        $552,479
Cost of products sold                                             99,671         110,549         419,211         421,440
Research, selling, distribution and
 administrative expenses                                          26,005          29,485         117,583         118,850
Restructuring and other unusual charges                           42,500               -          42,500               -
Interest expense                                                     365             717           2,088           2,690
Interest income                                                      (85)           (127)           (314)           (953)
                                                                --------        --------        --------         -------
Income (loss) from continuing operations before
 income taxes and cumulative effect of accounting
 principle changes                                               (43,405)          4,538         (25,402)         10,452
Income taxes (benefit)                                           (14,733)          2,313          (7,622)          5,144
                                                                ---------       --------        --------        --------
Income (loss) from continuing operations before
 cumulative effect of accounting principle changes               (28,672)          2,225         (17,780)          5,308
Cumulative effect on prior years of changes
 in accounting principles for:
  Postretirement health care and other benefits, net                   -               -               -          (9,367)
  Income taxes                                                         -               -               -            (764)
                                                                --------        --------        --------        --------
Income (loss) from continuing operations                         (28,672)          2,225         (17,780)         (4,823)
Income from discontinued operations                                2,512               -           2,512               -
                                                                --------        --------        --------        --------
Net income (loss)                                                (26,160)          2,225         (15,268)         (4,823)
Retained earnings, beginning of period                           113,364         118,606         105,880         129,055
Dividends                                                         (1,137)         (1,136)         (4,545)         (4,537)
Retirement of treasury shares                                          -         (13,815)              -         (13,815)
                                                                --------        --------        --------        --------
Retained earnings, end of period                                $ 86,067        $105,880        $ 86,067        $105,880
                                                                ========        ========        ========        ========


Earnings (loss) per common and common equivalent share:
 Income (loss) from continuing operations before
  cumulative effect of accounting principle changes             $  (4.52)       $    .35        $  (2.80)       $    .84
 Cumulative effect on prior years of changes
  in accounting principles for:
   Postretirement health care and other benefits, net                  -               -               -           (1.48)
   Income taxes                                                        -               -               -            (.12)
 Discontinued operations                                             .40               -             .40               -
                                                                --------        --------        --------        --------
Net income (loss)                                               $  (4.12)       $    .35        $  (2.40)       $   (.76)
                                                                ========        ========        ========        ========

Dividends per common share                                      $    .18        $    .18        $    .72        $    .72
                                                                ========        ========        ========        ========
Average shares outstanding plus common share equivalents           6,345           6,327           6,343           6,325
                                                                ========        ========        ========        ========





All figures are in thousands, except per share data.

Condensed Consolidated Balance Sheet
                                                                Dec. 31,        Dec. 31,
                                                                  1993            1992
                                                               ----------      ----------
Assets
 Cash and cash equivalents                                      $  5,883        $ 12,212
 Accounts receivable                                              47,657          48,730
 Inventories                                                      33,668          31,059
 Other current assets                                             22,573          19,471
                                                                --------        --------
  Total current assets                                           109,781         111,472
 Plant and equipment                                              77,233          88,781
 Other assets                                                     35,952          36,446
                                                                --------        --------
  Total assets                                                  $222,966        $236,699
                                                                ========        ========

Liabilities and Shareholders' Equity
 Notes and loans payable                                        $  2,900        $    700
 Current maturities of long-term debt                              2,500           2,500
 Accounts payable                                                 29,951          35,019
 Accrued expenses                                                 48,669          30,329
 Income taxes payable                                              2,033           2,294
                                                                --------        --------
  Total current liabilities                                       86,053          70,842
 Long-term debt                                                   20,342          27,865
 Other long-term liabilities                                      19,547          20,840
 Common stock and additional capital                              17,586          17,464
 Retained earnings                                                86,067         105,880
 Cumulative translation adjustment                                (5,844)         (5,393)
 Treasury stock, at cost                                            (785)           (799)
                                                                --------        --------
  Total liabilities and shareholders' equity                    $222,966        $236,699
                                                                ========        ========



Selected Other Financial Information
                                                                     (Unaudited)
                                                                For three months ended                 Year Ended
                                                                ------------------------        -------------------------
                                                                Dec. 31,         Dec. 31,        Dec. 31,        Dec. 31,
                                                                  1993            1992            1993            1992
                                                               ----------      ----------       ---------       ---------
Net Sales:
 Coated Products Group                                          $ 46,489        $ 46,814        $184,539        $175,383
 Computer Products Group                                          21,902          34,776         111,607         107,211
 Office Supplies Group                                            26,703          28,756         110,789         107,975
 Photofinishing Group                                             29,957          34,816         148,731         161,910
                                                                --------        --------        --------        --------
                                                                $125,051        $145,162        $555,666        $552,479
                                                                ========        ========        ========        ========
Operating Income (Loss):
 Coated Products Group (a)                                      $   (324)       $    825        $  3,423        $  4,390
 Computer Products Group (a)                                     (34,669)          2,498         (30,609)         (7,523)
 Office Supplies Group (a)                                        (1,832)            582               3           4,836
 Photofinishing Group (a)                                          2,820           3,387          16,184          15,793
 Corporate expenses, including interest (a)                       (9,400)         (2,754)        (14,403)         (7,044)
                                                                --------        --------        --------        --------
                                                                $(43,405)       $  4,538        $(25,402)       $ 10,452
                                                                ========        ========        ========        ========

Depreciation and amortization                                   $  6,008        $  5,919        $ 24,864        $ 23,552
                                                                ========        ========        ========        ========

Investment in plant and equipment                               $  8,223        $  5,009        $ 26,620        $ 23,602
                                                                ========        ========        ========        ========

(a) December 31, 1993 Operating Income (Loss) includes restructuring and other unusual charges of $2.1 million, $30.7 million, $1.4 million, $.8 million and $7.5 million, for Coated Products, Computer Products, Office Supplies, Photofinishing and Corporate, respectively.


All figures are in thousands.
                                                  - 7 -
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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                  NASHUA CORPORATION



February 3, l994                  By   /s/    William Luke
                                    -------------------------------
                                              William Luke
                                        Vice President-Finance





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